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                                                                Exhibit 99.13(a)

                   EXHIBIT 13: ILLUSTRATION SAMPLE CALCULATION

ILLUSTRATED CONTRACT ASSUMPTIONS
Male Issue Age 30 Preferred Non-Tobacco, $100,000 Face Amount, Death Benefit Option 1, $1,090.44 annual planned premium

Current cost of insurance rates, 12% Hypothetical Gross Investment Return ("Gross Return")

Sample calculation is for the beginning of contract year 5.

NET PREMIUM
Net Premium = Gross Premium - Premium Expense Charge
            = 1,090.44 - 5.5% (1,090.44)
            = 1,030.47

BEGINNING OF PERIOD ACCOUNT VALUE
Account Value start of period = Account Value end of prior period + Net Premium
                              = 4,382.12 + 1,030.47
                              = 5,412.59

MONTHLY DEDUCTION
Current Death Benefit = larger of Face Amount and Account Value multiplied by
                        Corridor Factor
                      = larger of 100,000 and (5,412.59 * 250%)
                      = 100,000

Net Amount at Risk = Current Death Benefit divided by 1.0032737 less the Account
                     Value
                   = 100,000 / 1.0032737 - 5,412.59

                   = 94,261.11

Cost of Insurance = Net Amount at Risk divided by 1000 multiplied by Cost of
                    Insurance Rate per $1,000
                  = 94,261.11 / 1,000 * 0.108
                  = 10.18

Monthly Deduction = Cost of Insurance + Cost of Optional Benefits + Monthly Fee
                  = 10.18 + 0.00 + 6.00
                  = 16.18

CALCULATING THE ANNUAL NET SUB-ACCOUNT YIELD
Separate Account Expense Charge: The annual equivalent charge ("SA Charge") is the value that satisfies the equation

       1 + Gross Return - Assumed Asset Charge(1) - SA Charge = [(1 + Gross Return - Assumed Asset Charge)^(1/365) - (nominal Separate Account Expense Charge / 365)]^365
or
       1+ .12 - .0088 - SA Charge = [(1 + .12 - .0088)^(1/365) - .006 / 365]^365
giving
       SA Charge = 0.66%

Annual Net Sub-Account Yield = Hypothetical Gross Investment Return - Assumed Asset Charge - SA Charge
                             = 12.00% - 0.88% - 0.66%
                             = 10.46%

     (1) Asset charges vary by sub-account, and the Unit Value for each sub-account will be reduced using the actual asset charge for that sub-account. The Assumed Asset Charge used in illustrations is the arithmetic average of the actual asset charges for each of the offered sub-accounts.

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INVESTMENT RETURN
InvestmentReturn = Beginning Account Value - Monthly Deduction ) * [ (1+Annual Net Sub-Account Yield)^(1/12) - 1 ]
                 = (5,412.59 - 16.18) * [(1.1046)^(1/12)-1]
                 = 44.92

ENDING POLICY VALUES
Ending Account Value = Beginning Account Value - Monthly Deduction + Investment
                       Return
                     = 5,412.59 - 16.18 + 44.92
                     = 5,441.33

Surrender Charge = Initial Surrender Charge * Current Year Percentage
                 = 800 * 80%
                 = 640

Cash Value = Account Value less Surrender Charge
           = 5,441.33 - 640
           = 4,801.33

Death Benefit = larger of Face Amount and Account Value multiplied by Corridor
                Factor
              = larger of 100,000 and (5,441.33 * 250%)
              = 100,000

INTERIM VALUES FOR ALL MONTHS IN CONTRACT YEAR 5

                  GROSS          NET           MONTHLY      INVESTMENT    ACCOUNT       CASH        DEATH
    MONTH        PREMIUM       PREMIUM        DEDUCTION       RETURN       VALUE       VALUE       BENEFIT
    -----        -------       -------        ---------     ----------    --------    --------     -------
      1          1090.44       1030.47          16.18          44.92      5,441.33    4,801.33     100,000
      2             0             0             16.18          45.16      5,470.31    4,830.31     100,000
      3             0             0             16.17          45.40      5,499.54    4,859.54     100,000
      4             0             0             16.17          45.65      5,529.02    4,889.02     100,000
      5             0             0             16.17          45.89      5,558.74    4,918.74     100,000
      6             0             0             16.16          46.14      5,588.72    4,948.72     100,000
      7             0             0             16.16          46.39      5,618.95    4,978.95     100,000
      8             0             0             16.16          46.64      5,649.43    5,009.43     100,000
      9             0             0             16.15          46.90      5,680.18    5,040.18     100,000
     10             0             0             16.15          47.15      5,711.18    5,071.18     100,000
     11             0             0             16.15          47.41      5,742.44    5,102.44     100,000
     12             0             0             16.14          47.67      5,773.97    5,133.97     100,000